Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

VYNE THERAPEUTICS INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.0001 par value per share	457(c); 457(h)	750,000	(3)	$0.5679	$425,925	$0.0000927	$39.49
Total Offering Amounts						$425,925		$39.49
Total Fee Offsets(4)								—
Net Fee Due								$39.49

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock that become issuable under 2018 Omnibus Incentive Plan (the “2018 Plan”) by reason of certain corporate transactions or events, including any share dividend, share split, recapitalization or certain other similar transactions effected without the Registrant’s receipt of consideration that result in an increase in the number of the outstanding shares of the common stock. In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefits plan described herein.

(2)	Determined on the basis of the average of the high and low sale price of common stock as reported on the Nasdaq Global Select Market on March 15, 2022 of $0.5921 and $0.5437, respectively, solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act.

(3)	Represents the additional shares of common stock available for future issuance resulting from an annual increase as of January 1, 2022 pursuant to Section 3(a) of the 2018 Plan.

(4)	The Registrant does not have any fee offsets.